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Exhibit (l)

September 30, 2024

PIMCO Flexible Real Estate Income Fund

650 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Flexible Real Estate Income Fund (the “Fund”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 17 to the Fund’s Registration Statement on Form N-2 (the “Registration Statement”) relating to the issuance and sale by the Fund of an indefinite number of authorized shares of beneficial interest under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund’s Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Fund’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund’s Registration Statement to be dated on or about September 30, 2024 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP